        1                                                         Exhibit 14.1


                          USA REAL ESTATE INVESTMENT TRUST
                                    CODE OF ETHICS



     1.  Trustees and officers should always act in the Trust's best interests.

     2. Trustees and officers should avoid any conflicts of interests with the Trust.

     3.  Trustees and officers should avoid the personal use of Trust assets.

     4. Trustees and officers should maintain the confidentiality of the proprietary information of the Trust.

     5. Any Trustee or officer who believes that there has been a violation of this code of ethics should report it immediately to the Audit Committee.